UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

CIVISTA BANCSHARES, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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☐	Fee paid previously with preliminary materials.

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**** IMPORTANT REMINDER ****

September 28, 2015

Dear Fellow Shareholders:

By now you should have received the proxy materials for the Special Meeting of Shareholders of Civista Bancshares, Inc. to be held on November 4, 2015. At the time of the mailing of this reminder letter our records indicate you have not yet voted your shares.

Your vote is extremely important because the proposals to eliminate preemptive rights and eliminate cumulative voting in the election of directors both require the affirmative vote of a majority of the common shares of the Company outstanding and entitled to vote at the Special Meeting.

Due to the high vote required to pass the proposals, even though more than 75% of the common shares that voted at our 2015 Annual Meeting voted in favor of eliminating these provisions, these proposals failed to pass.

Your Board of Directors and management team believe that one path to increasing shareholder value is through acquisitions. In order for us to make acquisitions, however, we will need to raise capital through the issuance of additional common equity. We are holding this Special Meeting because we believe that in order to have a more successful equity offering, preemptive rights and cumulative voting should be eliminated.

The fastest and easiest way to vote is by telephone or on the Internet. Instructions on how to vote your shares over the telephone or on the Internet are provided on the proxy card/voting form enclosed with this letter. Alternatively, you may sign and return the proxy card/voting form in the envelope provided with this letter.

Your Board recommends you vote FOR all proposals described in the proxy materials. Not voting on proposals 1 & 2 has the same effect as a vote against each of these proposals.

YOUR VOTE IS IMPORTANT

PLEASE VOTE TODAY

If you sign and return the enclosed proxy card/voting form without indicating a different choice, your shares will be voted FOR all proposals as recommended by the Board of Directors.

If you have any questions or if you need assistance voting, please call Morrow & Co., LLC, our proxy solicitor, at (877) 787-9239.

Thank you for your investment in Civista Bancshares, Inc. and for taking the time to vote your shares.

Very truly yours,

James O. Miller

President and CEO